FORM 15

               SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549

                          FORM 15

Certification and Notice of Termination of Registration under
         Section 12(g) of the Securities Exchange
Act of 1934 or Suspension of Duty to File Reports Under Sections
               13 and 15(d) of the Securities
                      Exchange Act of 1934.

                 Commission File Number 000-00753
                                        ---------

                   PENN VIRGINIA CORPORATION
      (Exact name of registrant as specified in its charter)

                One Radnor Corporate Center
                100 Matsonford Road, Suite 200
                  Radnor, Pennsylvania 19087
                     (610) 687-8900
                (Address, including zip code,
             and telephone number, including area code,
            of registrant's principal executive offices)

Common Stock, par value $6.25 per share registered pursuant to
                 Section 12(g) of the Act
    (Title of each class of securities covered by this Form)

  Common Stock, par value $6.25 per share registered pursuant to
                     Section 12(b) of the Act
               (Titles of all other classes of securities
                  for which a duty to file reports under
                    section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)     [ X ]   Rule 12h-3(b)(1)(ii)     [   ]
  Rule 12g-4(a)(1)(ii)    [   ]   Rule 12h-3(b)(2)(i)      [   ]
  Rule 12g-4(a)(2)(i)     [   ]   Rule 12h-3(b)(2)(ii)     [   ]
  Rule 12g-4(a)(2)(ii)    [   ]   Rule 15d-6               [   ]
  Rule 12h-3(b)(1)(i)     [   ]

     Approximate number of holders of record as of the certification or notice date: None

     Pursuant to the requirements of the Securities Exchange Act of 1934 Penn Virginia Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  October 8, 1997      BY:    /s/ Steven W. Tholen
                                   -----------------------
                                       Steven W. Tholen
                                    Vice President and Chief
                                       Financial Officer


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.